Exhibit 10.8

INC Research UK Limited | Farnborough Business Park, 1 Pinehurst Road, Farnborough, Hampshire, GU14 7BF, United Kingdom
Registered in England and Wales No.: 04428083 T: +44 (0)1276 713000

3rd May 2019

Mr. A. MacDonald Via Email

Dear Alistair,

Following our recent communications, we are writing to confirm the following details of a change to contract due to the recent strategy to streamline the Syneos Health UK entities.

Effective 1st June 2019 the contract of employment terms will be amended as follows:

1. ENTITY

You will be aligned to the Syneos Health UK Limited Entity, No. 004.

All other terms and conditions of the original employment agreement remain in force. Yours Sincerely,
For and on behalf of Syneos Health UK Limited

Stephanie Dickinson
Associate Director, Human Resources

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